This TRANSITIONAL SERVICES AGREEMENT (this “Agreement”) is dated as of ______ __, 2007 and is by and between GLOBAL SHIP LEASE SERVICES LIMITED of London, England (hereinafter the “Client”), and CMA CGM S.A. of Marseille, France, (hereinafter the “Service Provider”).

W I T N E S S E T H:

WHEREAS, the parent entity of the Client (the “Public Company”) is engaged in an initial public offering and the listing of its common shares on the New York Stock Exchange;

WHEREAS, the wholly owned subsidiaries of Public Company, other than the Client (the “Affiliated Companies”), shall be engaged in the ownership and chartering out of containerships, estimated to commence in November 2007;

WHEREAS, the Client will assist the Affiliated Companies in the aforementioned activities;

WHEREAS, the Client may require certain transitional services in connection with, among other things, the administrative functioning of its corporate office for the period following the initial public offering of Public Company;

WHEREAS, the Service Provider has the capability to assist the Client with its administrative needs; and

WHEREAS, the Client and the Service Provider desire to enter into this Agreement on the terms and conditions provided herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Transitional Services Fees and Costs

Fees and costs for the provision of Transitional Services (as defined below) by the Service Provider to the Client, unless otherwise agreed to in writing by the Client and the Service Provider, shall be calculated in the following manner:

a.

for all general and administrative costs incurred by the Service Provider, the Client shall pay to the Service Provider the sum of (1) all costs reasonably incurred by the Service Provider, including all reasonable out-of-pocket and all other expenses reasonably incurred by the Service Provider and (2) an additional 5% of the aggregate amount described in (1) of this subsection (a); and

b.

for the services of employees of the Service Provider (which are necessarily and reasonably required to provide the Transitional Services, the Client shall pay the Service Provider an hourly rate of (1) fifty United States Dollars ($50.00) for personnel at secretarial and administrative levels and (2) three hundred United States Dollars ($300.00) for personnel at executive and management levels.

Client shall have the right to reasonably request, in a form reasonably acceptable to the Client, receipts (or other evidence of payment) or verification of employment level in advance of remitting payment to the Service Provider.

2. Transitional Services

As may be requested by the Client, the Service Provider shall perform general administrative and support services (the “Transitional Services”), including, without limitation:

(A)	INSURANCE

Arrangement of insurance coverage on the terms and conditions as the Client shall instruct, in particular with regard to insured values, deductibles and franchises.

(B)	FINANCIAL STATEMENTS AND ACCOUNTS AND RECORDS

The Service Provider shall maintain the financial accounts and records of the Public Company, the Client and the Affiliated Companies. The Service Provider shall make such accounts and records available upon reasonable request by the Public Company, the Client or the Affiliated Companies, as applicable, including, without limitation, such monthly, quarterly and annual, as applicable, unaudited or audited financial statements as the Client shall reasonably request, prepared in accordance with United States G.A.A.P., for the Public Company, the Client and the Affiliated Companies. Such financial statements shall be prepared in an agreed upon format and in a manner and timetable to allow the Public Company to meet its relevant public reporting obligations and any obligations under the credit facility which the Public Company and/or the Affiliated Companies will enter into in connection with the initial public offering of the Public Company or any similar type of loan agreement. Service Provider shall cooperate with the relevant auditors for any review of quarterly financial information and any audit of annual financial information.

For the avoidance of doubt, the Transitional Services do not include the preparation of the relevant interim financial statements and information for the predecessor entity to the Public Company with regard to certain vessels sold by the Service Provider to the Client for the period prior to the sale. (Such obligation is separately provided for in Clause 7.4(d) of that certain Asset Purchase Agreement by and among the Public Company, the Service Provider and the other parties thereto, to be entered into in connection with the initial public offering of the Public Company.)

The Service Provider will comply with the document retention requirements of all applicable laws, including, without limitation, the Sarbanes-Oxley Act of 2002.

(C)	ADMINISTRATIVE

The Service Provider shall provide administrative services on behalf of the Public Company, the Client and the Affiliated Companies. Such administrative services shall include, but not be limited to, the following:

•

Arranging, opening, maintaining and closing, as applicable, any bank accounts in the name of the Public Company, the Client and the Affiliated Companies and making payments as directed by the Public Company, the Client or the Affiliated Companies;

•	Providing payroll and benefits services for the employees of the Public Company, the Client or the Affiliated Companies;
•	Providing general administrative assistance, including arranging and booking transportation and lodging details;
•	Providing public relations and corporate communications support;
•	Providing tax advice and support; and
•	Providing secretarial services.

The Client shall provide the Service Provider with all necessary information in order for the Service Provider to perform its obligations hereunder in a timely manner.

3. Service Provider’s Obligations

The Service Provider shall (i) provide the Transitional Services in accordance with Clause 2 hereof as agents for and on behalf of the Public Company, the Client and the Affiliated Companies in accordance with a commercially reasonable standard and (ii) protect and promote the interests of the Public Company, the Client and the Affiliated Companies in all matters relating to the provision of the Transitional Services; provided, however, that the Service Provider in the performance of services hereunder shall be entitled to have regard to its overall responsibility in relation to its other existing operations and, in particular, but without prejudice to the generality of the foregoing, the Service Provider shall be entitled to allocate available supplies, manpower and services in such manner as is commercially reasonable (subject to the particular timing requirements set forth in clause 2(B) above) so that the provision of Transitional Services shall not (i) interfere with the ordinary course of business of the Service Provider or (ii) be detrimental to the business or operations of the Service Provider.

4. Client’s Obligations

The Client shall pay all sums due to the Service Provider promptly in accordance with the terms of this Agreement. Time shall be of the essence in respect of the payment of all such sums.

5. Payments and Management of Funds

5.1 Notwithstanding anything contained herein, the Service Provider shall in no circumstances be required to use or commit its own funds to finance the provision of the Transitional Services and all payments due shall be paid to the Service Provider (and not any third party) by wire transfer of immediately available funds to an account designated in writing by the Service Provider in accordance with the terms of this Agreement in full without any form of reduction, deduction, set-off or condition whatsoever and free and clear of any tax deduction.

5.2 The Service Provider shall prepare, complete and submit invoices to the Client within 10 days of the end of each monthly period in which the Transitional Services were provided, and within 10 days following receipt of such invoice, the Client shall pay the Service Provider such invoiced amount, together with any properly invoiced value added tax. In the event of any material dispute as to the reasonableness of the charges, the issue shall be referred to senior executives of both Service Provider and Client for resolution. Where the Client delays settling undisputed fees due to the Service Provider, the Client shall pay interest thereon from the due date until the date of payment at two percent (2%) over one month LIBOR.

6. Service Provider’s Right to Sub-Contract

The Service Provider shall be entitled to procure performance of the Service Provider’s obligations hereunder by its parent, subsidiaries or associated companies or, with the Client’s prior written consent, third parties (hereinafter collectively called the “Sub-Service Provider”) in accordance with the following provisions of this Clause 6:

(i)

any such performance of all or any of the Service Provider’s obligations by the Sub-Service Provider shall be and constitute full and sufficient performance by the Service Provider of its obligations hereunder;

(ii)

the Client hereby agrees with the Service Provider that insofar as the Sub-Service Provider performs the obligations of the Service Provider, the Sub-Service Provider shall be entitled to the benefits of the provisions of Clause 7; and

(iii)

any performance of the Service Provider’s obligations by the Sub-Service Provider shall be without prejudice to the rights of the Client hereunder for any failure by the Service Provider in performance of the Service Provider’s duties and obligations hereunder and notwithstanding performance by the Sub-Service Provider, the Service Provider shall remain solely responsible to the Client for performance of its obligations hereunder.

7. Responsibilities

7.1 Force Majeure

Neither the Client nor the Service Provider shall be liable to the other for loss or damage resulting from delay or failure to perform this Agreement, or any contract hereunder, either in whole or in part, when any such delay or failure shall be due to causes beyond its control, including but without limitation, civil war, insurrections, strikes, riots, fires, floods, explosions, earthquakes, serious accidents, terrorist attacks, international hostilities or any acts of God, or failure of transportation, epidemics, quarantine restrictions, or labor trouble causing cessation, slow down, or interruption of work.

In the event that a situation giving rise to force majeure, which prevents a party from performing under this Agreement, the parties shall confer as to the further fulfillment or termination of this Agreement.

8. Duration of the Agreement

8.1 Term of the Agreement

The initial term of this Agreement, during which neither party may terminate this Agreement, shall commence on the date hereof and continue thereafter for a period of six (6) months after the date of the listing of the common shares of the Public Company on the New York Stock Exchange (the “Initial Term”). After the Initial Term and subject to clause 8.2 below, the Client may extend the term of this Agreement for up to a total of another six (6) months through six (6) individual monthly extensions. Any extension of this Agreement shall be notified in writing by the Client to the Service Provider at least thirty (30) days in advance of the then-applicable expiration date.

8.2 Termination by Notice

After the Initial Term, this Agreement may be terminated by either party upon three (3) months’ advance written notice to the other party.

8.3 Termination by Default

The foregoing notwithstanding, if either party hereto fails to meet its obligations under this Agreement in any material respect for reasons within the control of that party, the non-breaching party may give written notice to the breaching-party specifying the default and requiring it to remedy the default, if capable of remedy, within ten (10) business days. In the event that (i) the breaching party fails to remedy the default within such ten (10) business day period or (ii) if the default is not capable of remedy, then the non-breaching party shall be entitled to terminate this Agreement with immediate effect by notice in writing.

8.4 Liquidation

This Agreement shall terminate forthwith in the event of an order being made or resolution passed for the winding up, dissolution, liquidation or bankruptcy of either party or the Public Company (other than for reconstruction or amalgamation) or if a receiver or similar officer is appointed, or if it suspends payment, ceases to carry on business or makes any special arrangement or composition with its creditors.

8.5 The termination of this Agreement shall be without prejudice to all rights accrued due between the parties prior to the date of termination.

9. Data Protection

9.1 The Client and the Service Provider acknowledge that for the purposes of the Data Protection Act 1998, the Client is the Data Controller (as defined in clause 9.4(iii) below)

and the Service Provider is the Data Processor (as defined in clause 9.4(iv) below) of any Personal Data.

9.2 In respect of the processing (as defined in clause 9.4(ii) below) of any Personal Data (as defined in Clause 9.4(i) below) supplied by the Client, the Service Provider warrants that it shall at all times comply with all applicable laws, enactments, regulations, orders, standards and other similar instruments, including but not limited to the provisions of the Data Protection Act 1998, as amended from time to time.

9.3 The Service Provider further warrants, in respect of any Personal Data received from the Client pursuant to this Agreement as follows:

(i)

that it shall not process any Personal Data other than on behalf of the Client and in compliance with the Client’s instructions and that it shall take all appropriate technical and organizational security measures to protect the Personal Data against destruction, loss, alteration, unauthorized disclosure or access and against all other unlawful forms of processing;

(ii)	that it shall promptly comply with any request from the Client requiring the Service Provider to amend, transfer or delete the Personal Data;
(iii)

that it shall promptly notify the Client of: (a) any legally binding request for disclosure of the Personal Data by a law enforcement authority unless otherwise prohibited; (b) any accidental or unauthorized access in respect of the Personal Data; (c) any request from a Data Subject (as defined in Clause 9.4(i) below) for access to his/her Personal Data; (d) any notice, complaint or communication which relates directly or indirectly to the processing of the Personal Data or to either party’s compliance with the Data Protection Act 1998 and the data protection principles set out therein, and shall provide the Client with full co-operation and assistance in relation to any such notice, complaint or communication; and (d) any reason why they are unable to comply with Clause 9.1(i); and

(v)	the Service Provider shall not transfer the Personal Data outside the European Economic Area without the prior written consent of the Client.

9.4 The following are relevant definitions for the purposes of this clause 9:

(i)

“Personal Data” means any information or data relating to a living individual who can be identified from those data or from those data and other information (“Data Subject”) which is in the possession of, or likely to come into the possession of, the Client or the Service Provider;

(ii)

The “processing” of Personal Data means the obtaining, recording or holding Personal Data or carrying out any operation or set of operations on the Personal Data, including its organization, adaptation or alteration; its retrieval, consultation or use; its disclosure by transmission, dissemination or by being otherwise made available; or its alignment, combination, blocking, erasure or destruction;

(iii)

“Data Controller” means a person who (either alone or jointly or in common with other persons) determines the purposes for which and the manner in which any Personal Data are, or are to be, processed; and

(iv)	“Data Processor”, in relation to Personal Data, means any person (other than an employee of the data controller) who processes the data on behalf of the Data Controller.

10. Confidentiality

10.1 Each party agrees, at all times during the term of this Agreement and for a period of three (3) years thereafter, to hold in strictest confidence, and not to use (except for the extent necessary to perform its respective obligations under this Agreement) and not to disclose to any person, firm, corporation or other entity, without written authorization from the other party in each instance, any confidential information that it obtains, accesses or creates during the term of this Agreement, until such Confidential Information becomes publicly and widely known and made generally available through no wrongful act of such party or of others who were under confidentiality obligations as to the item or items involved. Each party further agrees not to make copies of such confidential information except as authorized by the other party. The foregoing shall not apply to disclosures made by either party (i) to its accountants, advisors, counsel and employees with a need to know as each party deems necessary and (ii) as required by applicable law.

10.2 Each party agrees to use commercially reasonable efforts to procure that their respective directors, officers and employees maintain confidentiality and secrecy in respect of all information relating to the other’s business.

11. Law and Arbitration

11.1 This Agreement shall be governed by English law and any dispute arising out of or in connection with this Agreement shall be referred to arbitration in, and with its seat in, London in accordance with the Arbitration Act 1996, or any statutory modification or re-enactment thereof for the time being in force, and under the rules of the London Maritime Arbitrators Association.

11.2 The reference shall be to three arbitrators, one to be appointed by each party and the third by the two arbitrators so appointed. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment to the other party requiring the other party to appoint its arbitrator within fourteen (14) days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the fourteen (14) days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the fourteen (14) days specified, the party referring the dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be as binding as if he had been appointed by agreement.

12. Amendments to Agreement

Any amendment or modification of this Agreement shall be valid only if made in writing and signed by the parties hereto.

13. Time Limit for Claims

Any and all liabilities of either party to the other arising under this Agreement (except in the case of fraud) shall be deemed to be waived and absolutely barred on the relevant date unless prior to the relevant date written particulars of any claim (giving details of the alleged breach in respect of which such claim is made and a preliminary statement of the amount claimed) have been set forth in writing by the claimant by the relevant date, and any such claim shall be deemed (if it has not previously been satisfied, settled or withdrawn) to have been withdrawn unless arbitration proceedings have been commenced under Clause 11 prior to three (3) months from the relevant date. For the purposes of this Clause 13, the “relevant date” is six (6) months after the date of termination, for whatever reason, of this Agreement.

14. Assignability of Agreement

This Agreement is not assignable by either party without the prior written consent of the other.

15. Notices

15.1 Any notice or other communication required to be given or made hereunder shall be in writing and may be served by sending the same by registered airmail, electronic mail, telex, facsimile or by delivering the same (against receipt) to the address of the party to be served to such address as may from time to time be notified by that party for the purpose.

15.2 Any notice served by post as aforesaid shall be deemed conclusively duly served five (5) days after the same shall have posted. Notices served by electronic mail, telex or facsimile as aforesaid shall be deemed conclusively to have been served on the day following of the same, provided evidence of transmission appears on the particular notice.

15.3 Notices to the Service Provider shall be made as follows:

CMA CGM

4, quai d’Arenc

13002 Marseilles

France

Fax: +33 (0)4 88 91 90 95

Attention: Jean-Yves Schapiro

Electronic mail address: ho.jyschapiro@cma-cgm.com

15.4 Notices to the Client shall be made as follows :

Global Ship Lease Services Limited

Millbank Business Centre, Millbank Tower
Fourth Floor

London SW1P 4QP

United Kingdom

Fax: +44 (0)20 7802 5110

Attention: Chief Executive Officer

Electronic mail address: ian.webber@globalshiplease.com

16. Entire Agreement

16.1 This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter of this Agreement; and (in relation to such subject matter) supersedes all prior discussions, understandings and agreements between the parties and all prior representations and expressions of opinion by the parties.

16.2 Each of the parties acknowledges that it is not relying on any statements, warranties, representations or understandings (whether negligently or innocently made) given or made by or on behalf of the other in relation to the subject matter hereof and that it shall have no rights or remedies with respect to such subject matter otherwise than under this Agreement. The only remedy available shall be for breach of contract under the terms of this Agreement. Nothing in this Clause 16 shall, however, operate to limit or exclude any liability for willful cause of loss.

16.3 This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one single agreement.

16.4 The Service Provider irrevocably appoints CMA CGM (UK) Shipping Limited at its office for the time being (presently at 75 King William Street, London, England, EC4N 7BE; Fax: +00 44 0151 227 1761; E-mail: lpl.genmbox@cma-cgm.com) to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with this Agreement.

If any of the appointment(s) of the person(s) mentioned in this section ceases to be effective, each of the Service Provider shall immediately appoint a further person in England.

[Signature Page Follows]

Signed this _____ day of __________, 2007.

CMA CGM S.A.		GLOBAL SHIP LEASE SERVICES LIMITED

By:		By:
	Name:		Name:
	Title:		Title: